Exhibit 10.2
AMENDMENT NO. 2
to the
WALGREEN CO. PROFIT-SHARING RESTORATION PLAN
I.
Effective for Plan Years beginning on or after January 1, 2011, the following Section 4.7 shall be added after Section 4.6 (Effect of Payment):
4.7 Frozen Plan. No contributions to the Secular Trust shall be permitted under the Plan for Plan Years beginning on and after January 1, 2011. Participants who have a phantom account under the Secular Trust prior to such date, however, may continue to maintain such account.”